Exhibit 99.1

Ditech Networks Reports Financial Results For The Three Month Period Ending July 31, 2010

Mountain View, California, September 7, 2010 - Ditech Networks, Inc. (NASDAQ: DITC), a leader in voice solutions for quality and transcription, today announced its financial results for the first quarter of fiscal 2011, ended July 31, 2010.

“We experienced good growth in our PhoneTag product offering this quarter, but some anticipated VQA orders did not arrive within the quarter,” said Todd Simpson, Ditech Networks chief executive officer. “Voicemail to text continues to accelerate in the marketplace, and as previously stated, we expect calendar year 2011 to be a growth year for voicemail to text services.  As PhoneTag represents recurring, and growing, revenues we are focused on growing this service.  Our VQA business remains difficult to time across quarters, and is typically comprised of a small number of large deals.  That impacted us in the third quarter of our last fiscal year, and again this last quarter.”

Revenue for the first quarter of fiscal 2011 was just over $4.0 million.  PhoneTag contributed $0.9 million to this total, up 13% from the previous quarter, with the majority of the growth being with Ditech Networks wholesale customers. The drop in VQA revenue was largely due to slower than expected sales processes in international markets. VQA revenue is expected to be higher in the second quarter based on shipments, bookings and recurring service revenues.  Ditech Networks’ VQA sales pipeline provides additional upside; however the timing of VQA orders remains difficult to predict, and therefore, achieving the revenue projections for the first half of fiscal 2011 given on May 27, 2010 is unlikely.  In terms of PhoneTag revenue growth, Ditech Networks expects to approach or exceed a $1.0 million per quarter run rate in the second fiscal quarter.  A majority of this growth is expected to come from the wholesale business in which Ditech Networks continues to sign up, and then ramp up, smaller carriers.  As before, Ditech Networks expects the larger carriers to start deploying more automated voicemail to text solutions next calendar year.

Operating expenses are being carefully managed, and were $5.7 million in the quarter, compared to $6.5 million in the same quarter of the previous year.  Ditech Networks expects operating expenses should be down further in the second fiscal quarter, to approximately $5.0 million, bringing the expected six month operating expense to approximately $10.7 million, down from the previous estimate of $11.1 million to $11.5 million given on May 27, 2010.

In terms of cash, first quarter cash usage, unrelated to changes in accounts receivable, was $1.8 million, while the total change in cash at quarter end was down $2.8 million.  With the orders and payments expected in the second quarter, cash at the end of the second quarter is expected to approximate the level at the end of the first quarter; effectively cash flow even for the quarter.  This may be impacted by the timing of shipments and collections over the next eight weeks.

The GAAP net loss for the three month period ended July 31, 2010 was $3.9 million or $0.15 per share.  The non-GAAP net loss for the three month period ended July 31, 2010 was $3.5 million or $0.13 per share.

A reconciliation of the non-GAAP to GAAP financial measures for fiscal 2011 and 2010 is included at the end of this press release. These non-GAAP financial measures exclude the effect of stock-based compensation expense, the expense related to amortization of purchased intangible assets and severance and restructuring costs and the tax effects of the excluded amounts.

About Ditech Networks

Ditech Networks is revolutionizing modern communications with advanced voice processing solutions that perform tasks spanning from voice-enabled Web 2.0, voice transcription of text and unified communications services to voice quality enhancement. Ditech believes in the power and simplicity of human speech; its solutions deliver high-quality voice communication and will enable compelling voice capabilities to new communications methods like social networking and text messaging, allowing consumers to use voice in ways that make sense in today’s Web 2.0-savvy world.

Leveraging over 20 years of deployments with communications providers around the world, Ditech’s products help global communications companies meet the multiple challenges of service differentiation, network expansion and call capacity, by delivering consistent, dependable voice quality. Ditech’s customers include Verizon, Sprint/Nextel, Orascom Telecom, AT&T, Telus, Global Crossing and West Corporation. Ditech Networks is headquartered in Mountain View, California.

Forward Looking Statement

The statements in this press release with respect to Ditech Networks’ second quarter and first half of fiscal 2011 expected financial results, including that PhoneTag revenue growth is expected to come from wholesale business, and that Ditech Networks expects the larger carriers to start deploying more automated voicemail and text solutions next calendar year, are forward-looking statements.  Actual results could differ materially as a result of numerous risks and uncertainties, including: timing of orders and timely receipt of payments for Ditech Networks’ products and services is variable and could affect Ditech Networks’ ability to meet revenue expectations; shipment of products Ditech Networks expects to ship and recognize before the end of the second quarter of fiscal 2011 may be delayed or cancelled due to unexpected factors and events affecting its customers; Ditech Networks may not experience the demand for its new products and services that it currently expects; Ditech Networks may experience weakening in demand for its products and services; component supply problems may occur as a result of factors beyond its control; larger carriers to start deploying more automated voicemail and text solutions due to capital expenditure constraints, technical infrastructure demand could weaken or remain flat due to a weakening in the economy or for other unanticipated reasons; Ditech Networks’ competitors may develop products and services that compete favorably with Ditech Networks’ products and services; Ditech Networks has a limited number of customers, the loss of any one which could cause its revenues to decrease materially; inability to successfully convert Ditech Networks’ trials to customer orders could limit revenue; Ditech Networks uses various sales channels and depending on channel, may cause operating expenses to exceed projected levels; Ditech Networks’ ability to pursue revenue growth may require additional spending which may exceed projected operating expenses;  as well as those detailed in Item 1A - Risk Factors in Ditech Networks’ Annual Report on Form 10-K for the period ended April 30, 2010 (filed July 14, 2010 with the Securities and Exchange Commission).

Use of Non-GAAP Financial Information

Ditech Networks provides all information required in accordance with generally accepted accounting principles (GAAP), but it believes that evaluating its ongoing operating results and in particular, making comparisons to similar companies, may be enhanced by providing additional measures used by management to assess operating results. Internally, Ditech Networks uses calculations of: (i) non-GAAP gross profit and gross margin, which represents gross profit and gross margin excluding the effect of stock-based compensation expense and severance and restructuring costs; (ii) non-GAAP operating expenses, which represent operating expenses excluding the effect of stock-based compensation expense and severance and restructuring costs and, in the case of total operating expenses, expense related to amortization of intangible assets; (iii) non-GAAP pre-tax loss and non-GAAP net loss, which represents pre-tax loss and net loss excluding the effect of stock-based compensation expense, severance and restructuring costs and expense related to the amortization of intangible assets; and (iv) non-GAAP basic and diluted net loss per share, which represents basic and diluted net loss per share excluding the effect of stock-based compensation expense, severance and restructuring costs and expense related to the amortization of intangible assets. The non-GAAP net loss and net loss per share financial measures also exclude the tax effects of the excluded amounts.

The non-GAAP financial measures contained in this release are included with the intention of providing investors additional understanding of Ditech Networks’ operational results and trends, but should only be used in conjunction with results reported in accordance with GAAP.

Ditech Networks believes that the presentation of these non-GAAP financial measures is warranted for several reasons:

1) Such non-GAAP financial measures provide an additional analytical tool for understanding Ditech Networks’ financial performance by excluding the impact of items which may obscure trends in the core operating performance of the business;

2) Since Ditech Networks has historically reported non-GAAP results to the investment community, Ditech Networks believes the inclusion of non-GAAP numbers provides consistency and enhances investors’ ability to compare Ditech Networks’ performance across financial reporting periods;

3) These non-GAAP financial measures are employed by Ditech Networks’ management in its own evaluation of performance and are utilized in financial and operational decision making processes, such as budget planning and forecasting;

4) These non-GAAP financial measures facilitate comparisons to the operating results of other companies in Ditech Networks’ industry, which use similar financial measures to supplement their GAAP results, thus enhancing the perspective of investors who wish to utilize such comparisons in their analysis of Ditech Networks’ performance.

As stated above, Ditech Networks presents non-GAAP financial measures because it considers them to be important supplemental measures of performance. However, non-GAAP financial measures have limitations as an analytical tool and should not be considered in isolation or as a substitute for Ditech Networks’ GAAP results. In the future, Ditech Networks expects to incur expenses similar to the non-GAAP adjustments described above and expects to continue reporting non-GAAP financial measures excluding such items. Some of the limitations in relying on non-GAAP financial measures are:

1)

Ditech Networks’ stock option and stock purchase plans are important components of incentive compensation arrangements and will be reflected as expenses in Ditech Networks’ GAAP results for the foreseeable future.

2)

Amortization of intangibles, though not directly affecting Ditech Networks’ current cash position, represents the loss in value as the technology in Ditech Networks’ industry evolves, is advanced or is replaced over time. The expense associated with this loss in value is not included in the non-GAAP net income (loss) presentation and therefore does not reflect the full economic effect of the ongoing cost of maintaining Ditech Networks’ current technological position in the company’s competitive industry which is addressed through the company’s research and development program.

3)

Restructuring charges reflect a real cost of doing business and reacting to market forces, and by eliminating these charges the non-GAAP financial measures do not reflect these costs of doing business.

4)	Other companies, including other companies in Ditech Networks’ industry, may calculate non-GAAP financial measures differently than the company, limiting their usefulness as a comparative measure.

Press Contact:	Investor Contact:
Karl Brown	Bill Tamblyn
650-623-1346	650-623-1309

Ditech Networks, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	July 31,	April 30,
	2010	2010

Assets
Cash, cash equivalents and investments	$31,568	$34,534
Accounts receivable, net	3,600	2,440
Inventories	5,604	5,985
Property and equipment, net	2,047	2,370
Purchased intangibles	502	522
Other assets	6,385	7,103

Total Assets	$49,706	$52,954

Liabilities and Stockholders’ Equity
Accounts payable	$1,280	$892
Accrued expenses	2,938	2,855
Deferred revenue	848	890
Income taxes payable	60	66
Other liabilities	3,359	3,505

Total Liabilities	8,485	8,208

Stockholders’ equity	41,221	44,746

Total Liabilities and Stockholders’ Equity	$49,706	$52,954

Ditech Networks, Inc.

Consolidated Statements of Operations

For the Three Month Periods Ended July 31, 2010 and 2009

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended July 31,
	2010	2009

Revenue	$4,039	$6,095

Cost of goods sold	2,239	2,622

Gross profit	1,800	3,473

Operating expenses:
Sales and marketing	2,030	2,224
Research and development	2,188	2,808
General and administrative	1,435	1,470
Amortization of purchased intangibles	20	18

Total operating expenses	5,673	6,520

Loss from operations	(3,873)	(3,047)

Other income (expense), net	(9)	(693)

Loss before provision for income taxes	(3,882)	(3,740)

Provision for income taxes	1	33

Net loss	$(3,883)	$(3,773)

Basic net loss per share:	$(0.15)	$(0.14)
Diluted net loss per share	$(0.15)	$(0.14)

Weighted shares used in per share calculation:
Basic	26,346	26,173
Diluted	26,346	26,173

Stock-based compensation expense allocated by function was as follows:
Cost of goods sold	$21	$42
Sales and marketing	109	130
Research and development	61	69
General and administrative	157	145
Total	$348	$386

Ditech Networks, Inc.

Reconciliation of GAAP to Non-GAAP Financial Measures

For the Three Month Periods Ended July 31, 2010 and 2009

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended July 31,
	2010	2009

GAAP gross profit	$1,800	$3,473
Add back severance and restructuring costs	—	—
Add back stock-based compensation	21	42
Non-GAAP gross profit	$1,821	$3,515

GAAP gross margin	44.6%	57.0%
Add back severance and restructuring costs	0.0%	0.0%
Add back stock-based compensation	0.5%	0.7%
Non-GAAP gross margin	45.1%	57.7%

GAAP sales and marketing expense	$2,030	$2,224
Deduct severance and restructuring costs	—	—
Deduct stock-based compensation	(109)	(130)
Non-GAAP sales and marketing expense	$1,921	$2,094

GAAP research and development expense	$2,188	$2,808
Deduct severance and restructuring costs	—	—
Deduct stock-based compensation	(61)	(69)
Non-GAAP research and development expense	$2,127	$2,739

GAAP general and administrative expense	$1,435	$1,470
Deduct severance and restructuring costs	—	—
Deduct stock-based compensation	(157)	(145)
Non-GAAP general and administrative expense	$1,278	$1,325

GAAP total operating expenses	$5,673	$6,520
Deduct:
Severance and restructuring costs	—	—
Stock-based compensation expense	(327)	(344)
Amortization of purchased intangibles	(20)	(18)
Non-GAAP total operating expenses	$5,326	$6,158

GAAP loss from operations	$(3,873)	$(3,047)
Addback severance and restructuring costs, stock-based compensation expense, and amortization of purchased intangibles	368	404
Non-GAAP loss from operations	$(3,505)	$(2,643)

GAAP loss before provision for income taxes	$(3,882)	$(3,740)
Addback severance and restructuring costs, stock-based compensation expense, and amortization of purchased intangibles	368	404
Non-GAAP loss before provision for income taxes	$(3,514)	$(3,336)

GAAP provision for income taxes	$1	$33
Addback tax valuation allowance	—	—
Deduct the tax impact of eliminating severance and restructuring costs, stock-based compensation expense, and amortization of purchased intangibles	—	—
Non-GAAP provision for income taxes	$1	$33

GAAP net loss	$(3,883)	$(3,773)
Addback severance and restructuring costs, stock-based compensation expense, amortization of purchased intangibles, and adjustment to tax provision	368	404
Non-GAAP net loss	$(3,515)	$(3,369)

GAAP diluted net loss per share	$(0.15)	$(0.14)
Addback severance and restructuring costs, stock-based compensation expense, amortization of purchased intangibles, and adjustment to tax provision	0.02	0.01
Non-GAAP diluted net loss per share	$(0.13)	$(0.13)

Shares used in computing net loss per share
Diluted-GAAP	26,346	26,173
Diluted-Non-GAAP	26,346	26,173